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                                     EXHIBIT 4.1


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                              THE VSI ENTERPRISES, INC.
                            1995 PERFORMANCE WARRANT PLAN


                                1. PURPOSE OF THE PLAN

     The name of this plan is THE VSI ENTERPRISES, INC. 1995 PERFORMANCE WARRANT PLAN (the "Plan"). The purpose of the Plan is to enable VSI ENTERPRISES, INC. (the "Company") and its Subsidiaries to attract, retain and motivate its employees and to compensate them for their contributions to the Company's efforts in meeting or exceeding net income and revenue goals. The Plan provides incentives to employees of the Company which are linked directly to increases in shareholder value and will, therefore, inure to the benefit of all shareholders of the Company.


                                    2. DEFINITIONS

     The following words or terms shall have the following meanings:

     (a) "Agreement" shall mean a Performance Warrant Agreement between the Company and an Eligible Employee pursuant to the terms of this Plan.

     (b) "Board of Directors" shall mean the Board of Directors of the Company.

     (c) "Base Salary" shall mean the gross salary, excluding any bonus, paid to each Eligible Employee during a Plan Year.

     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (e) "Committee" shall mean the committee appointed by the Board of Directors to administer the Plan.

     (f) "Common Stock" shall mean the $.00025 par value per share Common Stock of the Company.

     (g) "Company" shall mean VSI Enterprises, Inc., a Delaware corporation.

     (h) "Company Performance Level" shall be calculated by the Board of Directors or the Committee immediately following the fourth quarter of each Plan Year and shall mean the average of the sum of the Company's Revenue Percentage and the Company's Net Income Percentage. Notwithstanding the foregoing, the Company Performance Level shall equal zero (0), if the Company Performance Level as measured by the immediately preceding sentences is less than the average of the sum of (i) the Minimum Revenue Threshold divided by the Revenue Goal and
(ii) the Minimum Net Income Threshold divided by the Net Income Goal.

     (i) "Determination Date" shall mean the day preceding each Plan Year on which the Board of Directors sets the Company's Net Income and Revenue Goals, the Minimum and Maximum Net Income Thresholds and the Minimum and Maximum Revenue Thresholds.

     (j) "Eligible Employee(s)" shall mean a person or persons regularly employed by the Company or a Subsidiary in the United States.




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     (k)      "Fair Market Value" shall mean the mean between the high "bid" and low "ask" prices as of the close of business for the Company's shares of Common Stock in the over-the-counter market, as reported by The Nasdaq Stock Market (or other national quotation service). If the Company's Common Stock is not regularly traded in the over-the-counter market but is registered on a national securities exchange, "Fair Market Value" shall mean the closing price of the Company's Common Stock on such national securities exchange.

     (l) "Job Class" shall mean one of the following occupational categories within which each Eligible Employee shall be classified by the Board of Directors or Committee at the beginning of each Plan Year: President; Vice Presidents; Directors; Managers; Others.

     (m) "Maximum Net Income Threshold" shall be set by the Board of Directors on the Determination Date and shall mean that level of the Company's performance, expressed as the total net income generated by the Company in a Plan Year, that the Board of Directors determines shall be the maximum net income level that, if achieved by the Company, may be included in the Company's Net Income Percentage to be used in the Company Performance Level calculation and the calculation of the number of Performance Warrants earned by each Eligible Employee in a Plan Year.

     (n) "Maximum Revenue Threshold" shall be set by the Board of Directors on the Determination Date and shall mean that level of the Company's performance, expressed as the total revenue generated by the Company in a Plan Year, that the Board of Directors determines shall be the maximum level that, if achieved by the Company in a Plan Year, may be included in the Company's Revenue Percentage to be used in the Company Performance Level calculation and the calculation of the number of Performance Warrants earned by each Eligible Employee in a Plan Year.

     (o) "Minimum Net Income Threshold" shall be set by the Board of Directors on the Determination Date and shall mean that level of the Company's performance, expressed as the total net income generated by the Company in a Plan Year, that the Board of Directors determines shall be the minimum level that the Company must achieve in a Plan Year in order for the Company's net income to be included in the Company Performance Level and the calculation of the number of Performance Warrants earned by each Eligible Employee in a Plan Year.

     (p) "Minimum Revenue Threshold" shall be set by the Board of Directors on the Determination Date and shall mean that level of the Company's performance, expressed as the total revenue generated by the Company in a Plan Year, that the Board of Directors determines shall be the minimum level that the Company must achieve in a Plan Year in order for revenue to be included in the Company Performance Level and the calculation of the number of Performance Warrants earned by each Eligible Employee in a Plan Year.

     (q) "Net Income Goal" shall be determined by the Board of Directors on the Determination Date and shall mean the total net income that the Board of Directors reasonably anticipates that the Company should be able to achieve in the Plan Year.

     (r) "Net Income Percentage" shall mean an amount equal to the net income generated by the Company in a Plan Year divided by the Net Income Goal for that Plan Year; provided, however, that if the Company's net income for the applicable Plan Year is less than the Minimum Net Income Threshold, then the Net Income Percentage shall equal zero (0); provided further that if the Company's net income for the applicable plan year is equal to or greater than the Maximum Net Income Threshold, then the Net Income Percentage shall be fixed at a certain percentage as determined by the Board of Directors on the Determination Date.



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     (s)      "Percentage Participation Level" shall mean the following
percentage levels at which each Eligible Employee may participate in the Plan based on such employee's Job Class: President - 20%; Vice Presidents - 15%; Directors - 12%; Managers - 8%; Others - 5%.

     (t) "Performance Warrant(s)" shall mean the right or rights granted to Eligible Employees to purchase Common Stock under the Plan.

     (u) "Plan" shall mean the VSI Enterprises, Inc. 1995 Performance Warrant Plan.

     (v)      "Plan Year" shall mean the calendar years of 1996, 1997 and 1998.

     (w) "Revenue Goal" shall be determined by the Board of Directors on the Determination Date and shall mean the total revenues that the Board of Directors reasonably anticipates that the Company should be able to achieve in the Plan Year.

     (x) "Revenue Percentage" shall mean an amount equal to the total revenues generated by the Company in a Plan Year divided by the Revenue Goal for that Plan Year; provided, however, that if the Company's total revenues for the applicable Plan Year are less than the Minimum Revenue Threshold, then the Revenue Percentage shall equal zero (0); provided further that if the Company's total revenues for the applicable plan year are equal to or greater than the Maximum Revenue Threshold, then the Revenue Percentage shall be fixed at a certain percentage as determined by the Board of Directors on the Determination Date.

     (y)      "Shares" or "Stock" shall mean shares of the Common Stock.

     (z) "Subsidiary" shall mean any corporation, if the Company owns or controls, directly or indirectly, a majority of the voting stock of such corporation.

     (aa) "Warrant Holder(s)" shall mean a person or persons who have earned Performance Warrants pursuant to the terms of this Plan.

                                 3. EFFECTIVE DATE

     The effective date of the Plan (the "Effective Date") shall be the date the Plan is adopted by the Board of Directors or the date the Plan is approved by the shareholders of the Company, whichever is earlier. The Plan must be approved by the affirmative vote of not less than a majority of the votes entitled to be cast thereon, which shareholder vote must be taken within twelve
(12) months after the date the Plan is adopted by the Board of Directors. Such shareholder vote shall not alter the Effective Date of the Plan. In the event shareholder approval of the adoption of the Plan is not obtained within the aforesaid twelve (12) month period, then any Performance Warrants granted in the intervening period shall be void.


                             4. SHARES RESERVED FOR PLAN

     The shares of the Company's Common Stock to be sold to Eligible Employees under the Plan may at the election of the Board of Directors be either treasury shares or shares originally issued for such purpose. The maximum number of shares which shall be reserved and made available for sale under the Plan shall be 200,000. Any Shares subject to a Performance Warrant which for any reason expire or are terminated unexercised may again be subject to a Performance Warrant under the Plan.

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                            5. ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Board of Directors of the Company or a committee of the Board of Directors of the Company. The Committee shall be comprised of not less than two (2) members appointed by the Board of Directors of the Company from among its members. No member of the Board of Directors shall be appointed or serve as a member of the Committee, and any such appointment or service immediately and automatically shall terminate, in the event that such person is not a disinterested person. As used herein, the term "disinterested person" means a director who is not, during the one year prior to service as an administrator of the Plan, or during such service, granted or awarded equity securities pursuant to the Plan or any other plan of the Company or any of its affiliates (as such term is defined in the General Rules and Regulations of the Securities Exchange Act of 1934, as amended).

     Within the limitations described herein, the Board of Directors of the Company or the Committee shall administer the Plan and shall have the power and authority to award Performance Warrants to Eligible Employees pursuant to the terms of the Plan. The Board of Directors or the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan, not inconsistent with the Plan, as it shall from time to time, deem advisable; to interpret the terms and provisions of the Plan; and to otherwise supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.

     If the Plan is administered by the Board of Directors, a majority of the members of the Board of Directors shall constitute a quorum, and the act of a majority of the members of the Board of Directors present at any meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Board of Directors shall be the acts of the Board of Directors. If the Plan is administered by the Committee, the Committee shall select one of its members as Chairman and shall hold its meetings at such times and places, and pursuant to such rules consistent with the Plan, as it may determine. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Committee shall be the acts of the Committee.

                                    6. ELIGIBILITY

     Performance Warrants awarded pursuant to Section 8 under this Plan may be granted to all Eligible Employees. Should an employee become an Eligible Employee after January 1, 1996 and during a Plan Year, the number of Performance Warrants that such employee is eligible to receive for such Plan Year pursuant to Section 8 of this Plan shall be reduced in proportion to the number of days in such Plan year, based on a 365-day year, during which he or she has been an Eligible Employee. Should an Eligible Employee's Percentage Participation Level change during any Plan year due to a change in Job Class, the number of Performance Warrants earned by such employee during that Plan Year shall be pro-rated based on such Percentage Participation Levels.

                               7. DURATION OF THE PLAN

     The Plan shall remain in effect until all shares subject to or which may become subject to the Plan shall have been purchased pursuant to Performance Warrants earned under the Plan; provided that Performance Warrants under the Plan must be awarded on or before March 15, 1999.

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                               8. PERFORMANCE WARRANTS

     Each Eligible Employee shall automatically be entitled to accrue Performance Warrants pursuant to this Section 8 on each March 15, 1997, 1998 and 1999 based upon the formula set forth in this Section 8. Performance Warrants awarded under the Plan pursuant to this Section 8 shall be evidenced by Performance Warrant agreements in such form and not inconsistent with this Plan as the Board of Directors or the Committee shall approve from time to time, which Agreements shall contain in substance the following terms and conditions:

     (a) Price. The purchase price for Shares purchased upon exercise of a Performance Warrant shall be $.10 per share.

     (b) Number of Performance Warrants. The number of Shares subject to Performance Warrants earned by an Eligible Employee during each Plan Year shall be based on the performance of the Company in each Plan Year and shall be calculated by the Board of Directors or the Committee immediately following the fourth quarter of each Plan Year in which such employee was an Eligible Employee by dividing (i) the product of each Eligible Employee's Percentage Participation Level, his or her Base Salary and the Company Performance Level for the Plan Year by (ii) the Fair Market Value of the Common Stock on the Determination Date.

     (c) Issuance of Performance Warrants. Subject to the terms of this Plan, all Performance Warrants earned by Eligible Employees under this Plan during each Plan Year shall be issued to Eligible Employees on March 15, 1999. Prior to March 15, 1999, Performance Warrants earned by Eligible Employees shall accrue, but remain unissued.

     (d) Exercise of Performance Warrants. The Shares subject to Performance Warrants earned by each Eligible Employee may be purchased in whole or in part by the Warrant Holder in accordance with the terms of the Agreement, from time to time after March 15, 1999, but in no event later than March 15, 2004, five (5) years from the date of issuance of the Performance Warrants.

     (e) Medium and Time of Payment. Stock purchased pursuant to an Agreement shall be paid for in full at the time of purchase. Payment of the purchase price shall be in cash or shares of the Common Stock of the Company, or a combination of cash and shares of the Common Stock of the Company. Upon receipt of payment, the Company shall, without transfer or issue tax, deliver to the Warrant Holder (or other person entitled to exercise the Performance Warrant) a certificate or certificates for such Shares.

     (f) Rights as a Shareholder. A Warrant Holder shall have no rights as a shareholder with respect to any Shares covered by a Performance Warrant until the date of issuance of the stock certificate to the Warrant Holder for such Shares. Except as otherwise expressly provided in the Plan, no adjustments shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

     (g) Nonassignability of Performance Warrants. No Performance Warrant shall be assignable or transferable by the Warrant Holder except by will or by the laws of descent and distribution. During the lifetime of the Warrant Holder, the Performance Warrants shall be exercisable only by him or her.

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     (h)      The Right of the Company to Terminate Employment.  Nothing
contained in the Plan or in any Performance Warrant granted pursuant to the Plan shall confer upon any Warrant Holder any right to be continued in the employment of the Company or a Subsidiary of the Company or shall interfere in any way with the right of the Company or a Subsidiary of the Company to terminate the Warrant Holder's employment at any time for any reason.

     (i) Effect of Termination of Employment or Death. In the event that a Warrant Holder during his or her lifetime ceases to be an employee of the Company or of any Subsidiary of the Company for any reason (including retirement) other than death or permanent and total disability, any Performance Warrant or unexercised portion thereof which was otherwise exercisable on the date of termination of employment shall expire unless exercised within a period of ninety (90) days from the date on which the Warrant Holder ceased to be an employee, but in no event after March 15, 2004.

     In the event that a Warrant Holder during his or her lifetime ceases to be an employee of the Company or any Subsidiary of the Company by reason of death or permanent and total disability, any Performance Warrant or unexercised portion thereof which was otherwise exercisable on the date such Warrant Holder ceased employment shall expire unless exercised within a period of one (1) year from the date on which the Warrant Holder ceased to be an employee, but in no event after March 15, 2004. Permanent and total disability as used herein is as defined in Section 22(e)(3) of the Code. In the event of the death of a Warrant Holder, the Performance Warrant shall be exercisable by his or her personal representatives, heirs or legatees, as provided herein.

     No Performance Warrants shall be granted to Eligible Employees who cease to be employees of the Company or of any Subsidiary of the Company for any reason (including retirement) prior to March 15, 1999.

     (j) Recapitalization. In the event that dividends are payable in Common Stock of the Company or in the event there are splits, subdivisions or combinations of shares of Common Stock of the Company, the number of Shares available under the Plan shall be increased or decreased proportionately, as the case may be, and the number of Shares deliverable upon the exercise thereafter of any Performance Warrant theretofore earned shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price.

     (h) Reorganization. In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or in case the property or stock of the Company is acquired by another corporation, or in case of a separation, reorganization, recapitalization or liquidation of the Company, the Board of Directors of the Company, or the Board of Directors of any corporation assuming the obligations of the Company hereunder, shall either (i) make appropriate provision for the protection of any outstanding Performance Warrants by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect to the shares of Common Stock of the Company, provided only that the excess of the aggregate Fair Market Value of the Shares subject to a Performance Warrant immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate Fair Market Value of the Shares subject to a Performance Warrant immediately before such substitution over the purchase price thereof, or (ii) upon written notice to the Warrant Holder provide that the Performance Warrant must be exercised within sixty (60) days of the date of such notice or it will be terminated.

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     (l)      General Restriction.  Each Performance Warrant shall be subject to the requirement that if at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the Shares subject to such Performance Warrant upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Performance Warrant or the issue or purchase of Shares thereunder, such Performance Warrant may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

                               9. AMENDMENT OF THE PLAN

     The Plan may at any time or from time to time be terminated, modified or amended by the affirmative vote of not less than a majority of the votes entitled to be cast thereon by the Company's shareholders. The Board of Directors may at any time and from time to time modify or amend the Plan in any respect, except that without shareholder approval the Board of Directors may not
(1) increase the maximum number of Shares for which Performance Warrants may be granted under the Plan either in the aggregate or to any Eligible Employee (other than increases due to changes in capitalization as referred to in Section 8(i) hereof), or (2) reduce the Performance Warrant exercise price or waiting period (except as otherwise expressly provided in the Plan in the case of a reorganization of the Company as referred to in Section 8(j) hereof), or (3) extend the period during which Performance Warrants may be granted or exercised, or (4) change the class of employees eligible for Performance Warrants under
Section 6 hereof, or (5) to otherwise materially modify (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended) the requirements as to eligibility for participation in the Plan, or (6) to otherwise materially increase (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended) the benefits accruing to participants under the Plan. The termination or any modification or amendment of the Plan shall not, without the written consent of a Warrant Holder, affect his or her rights under a Performance Warrant or right previously earned by him or her. With the written consent of the Warrant Holder affected, the Board of Directors or the Committee may amend outstanding Performance Warrant agreements in a manner not inconsistent with the Plan.


                              12.  BINDING EFFECT

     All decisions of the Board of Directors or the Committee involving the implementation, administration or operation of the Plan or any offering under the Plan shall be binding on the Company, all Eligible Employees participating in the Plan, and on all persons eligible or who become eligible to participate in the Plan.